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                                    EXHIBIT I
                                       TO
                                  SCHEDULE 13G

      The filing of this Schedule 13G shall not be construed as an admission that The Bank of New York or any of its subsidiaries is, for the purposes of
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of the securities covered by this Schedule 13G.